EXHIBIT 32.1

The certification set forth below is being submitted in connection with the Quarterly Report on Form 10-Q of Shire Limited for the quarter ended June 30, 2008 (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Angus Russell, the Chief Executive Officer and Graham Hetherington, the Chief Financial Officer of Shire Limited, each certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Shire Limited.

Date:  August 4, 2008

/s/ Angus Russell

Angus Russell
Chief Executive Officer

/s/ Graham Hetherington

Graham Hetherington
Chief Financial Officer